UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2017

USD Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36674	30-0831007
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

811 Main Street, Suite 2800

Houston, Texas 77002

(Address of principal executive office) (Zip Code)

(281) 291-0510

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicated by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☒

Item 1.01	Entry Into a Material Definitive Agreement

On June 2, 2017, USD Partners LP (the “Partnership,” “we” and “our”) announced that Stroud Crude Terminal LLC (“STC”) and STC Pipeline LLC, each a wholly owned subsidiary of the Partnership, acquired a 76-acre crude oil terminal in Stroud, Oklahoma (the “Stroud terminal”), for a purchase price of approximately $22.8 million, to facilitate rail-to-pipeline shipments of crude oil from our Hardisty terminal in Western Canada to the Cushing, Oklahoma, crude oil hub. In connection with this acquisition, we also purchased approximately $1.4 million and expect to purchase another $1.2 million of crude oil used for line fill and tank bottoms, both of which we expect to sell in the near term, and incurred approximately $1.3 million of one-time transaction costs. The Stroud terminal includes unit train-capable unloading capacity of approximately 50,000 barrels per day, expandable to approximately 70,000 barrels per day, as well as two 70,000 barrel onsite storage tanks and one truck bay. Additionally, the terminal includes a 12-inch diameter, 17-mile pipeline with a direct connection to the crude oil storage hub located in Cushing, Oklahoma. We also secured 300,000 barrels of crude oil tank storage at the Cushing hub to facilitate outbound shipments of crude oil from the Stroud terminal. Inbound product is delivered by the Stillwater Central Rail, which handles deliveries from both the BNSF and the Union Pacific railways.

Concurrent with the Stroud terminal acquisition, we entered into a new multi-year, take-or pay terminalling services agreement with an investment grade rated multi-national energy company, which we refer to as the Stroud customer, for the use of approximately 50% of the Stroud terminal’s available capacity. The term of this agreement is scheduled to begin on October 1, 2017, and to conclude on June 30, 2020. To facilitate the origination of barrels from our Hardisty terminal to be shipped to the Stroud terminal, USD Marketing LLC (“USDM”), a wholly-owned subsidiary of USD Group LLC (“USDG”), assumed the rights and obligations of J. Aron & Company (“ J. Aron”) under its terminalling services agreement with us at the Hardisty terminal. We concurrently entered into an agreement with the Stroud customer to provide access to the combined monthly loading slots previously held by both J. Aron and USDM (which slots are held by USDM under an existing terminalling services agreement with us). These combined slots represented approximately 25% of the Hardisty terminal’s available monthly capacity. Additionally, the contracted term for this capacity has been extended to June 30, 2020.

In exchange for contributing its Hardisty rail slots to facilitate the origination of barrels for the Stroud customer, and pursuant to a Marketing Services Agreement, dated May 31, 2017, between STC and USDM, we granted USDM the right to market the remaining capacity at the Stroud terminal in exchange for a nominal per barrel fee. USDM will fund any related capital costs associated with increasing the throughput or efficiency of the terminal to handle additional barrels. We anticipate that the fees from USDM for any incremental volume will be accretive to cash flows from operating activities and distributable cash flow. Upon expiration of the Stroud customer’s contract in June 2020, the same marketing rights will apply to throughput in excess of the throughput necessary for the Stroud terminal to generate Adjusted EBITDA that is at least equal to the average monthly Adjusted EBITDA from the Stroud customer during the 12 months prior to expiration. We also granted USDG the right to develop other projects at the Stroud terminal in exchange for the payment to us of market compensation for the use of our property for such development projects. Any such development projects would be wholly-owned by USDG and would be subject to our existing right of first offer with respect to midstream projects developed by USDG. The Marketing Services Agreement will be included as an Exhibit to our Quarterly Report on Form 10-Q for the quarter ending June 30, 2017.

In connection with the acquisition, we expect to incur approximately $1.2 million for anticipated growth capital expenditures to retrofit the Stroud terminal to handle heavy grades of Canadian crude oil. We expect the commercial arrangements at the Stroud terminal will be accretive to our 2018 and 2019 cash flows from operating activities and distributable cash flow. We funded the transaction with available capacity on our revolving credit facility.

Item 9.01	Other Information

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USD Partners LP

	By:	USD Partners GP LLC,
its general partner

Dated: June 7, 2017	By:	/s/ Adam Altsuler
	Name:	Adam Altsuler
	Title:	Vice President and Chief Financial Officer